FORM 4



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).



1.   Name and Address of Reporting Person*:

         Goodwin        James       S.
         ------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Atticus Capital, L.L.C.
         590 Madison Avenue - 32nd Floor
         -------------------------------------------
         (STREET)

         New York,     New York          10023
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2.   Issuer Name and Ticker or Trading Symbol:

         Champps Entertainment, Inc. (NASDAQ: CMPP)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         October, 1999

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5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         __X__  Director

         _____  Officer (give title below)

         _____  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         __X__  Form filed by One Reporting Person

         _____  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

     (Instr. 3)

         No non-derivative securities are beneficially owned.

2.   Transaction Date:

     (Month/Day/Year)


3.   Transaction Code:

     (Instr. 8)


     Code      V

4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     Amount       (A) or (D)               Price



5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)





Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.



* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

  Potential persons who are to respond to                        (Over)
  the collection of information contained                        SEC 1474 (3-99)
  in this form are not  required  to
  respond  unless the form displays a
  currently valid OMB control number.


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FORM 4 (continued)

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

     (Instr. 3)


     Non-Qualified Stock Options

2.   Conversion or Exercise Price of Derivative Security:

         $4.00


3.   Transaction Date:

     (Month/Day/Year)

     10/12/99



4.   Transaction Code:

     (Instr. 8)

     Code      V      Price

     A



5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)



     (A)            (D)

     5,000

6.    Date Exercisable and Expiration Date:

      (Month/Day/Year)



     Date Exercisable              Expiration Date

     10/12/00                      10/12/09



7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)


     Title                    Amount or Number of Shares

     Common Stock             5,000
     par value $0.01
     per share.

8.   Price of Derivative Security:

     (Instr. 5)

         N/A


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

         5,000



10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

         D

11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Explanation of Responses:

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**  Intentional misstatements or omissions of facts                   /s/ James S. Goodwin              10/21/99
constitute Federal Criminal Violations.                               ----------------------------      -------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person   Date

NOTE: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form arc not required to respond unless the form displays a currently valid
OMB Number.
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